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                                   [COOPERS & LYBRAND LETTERHEAD]

June 29, 1998



Mr. Robert Webster
Chief Financial Officer
Ross Systems, Inc.
Two Concourse Parkway
Suite 800
Atlanta, Georgia  30328

Dear Mr. Webster:

This is to confirm that the client-auditor relationship between Ross Systems, Inc. and Coopers & Lybrand L.L.P. has ceased.

Very truly yours,

/s/ Coopers & Lybrand L.L.P.

Coopers & Lybrand L.L.P.


cc: Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C.  20549


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                                   [COOPERS & LYBRAND LETTERHEAD]

June 29, 1998



Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have read the statements made by Ross Systems, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K as part of the Company's Form 8-K report for the month of July, 1998. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ Coopers & Lybrand L.L.P.

Coopers & Lybrand L.L.P.


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ITEM 4. CHANGE IN REGISTRANT'S CERTIFYING ACCOUNTANT

     On June 29, 1998, the board of directors of Ross Systems, Inc. (the "Company") appointed Arthur Andersen LLP public accountants for the corporation for the fiscal year ended June 30, 1998.

     Effective July 1, 1998, Coopers & Lybrand LLP will merge with Price Waterhouse & Company. The merger creates a potential independence conflict within Coopers & Lybrand LLP as it relates to the Company and requires them to withdraw from the audit engagement with the Company. Mr. J. Patrick Tinley, the President of the Company and Mr. Gary O. Tinley, a Partner with Price Waterhouse & Company in Atlanta are brothers. The board of directors accepted the resignation of Coopers & Lybrand LLP effective June 29, 1998.

     In connection with the audit of fiscal years ended June 30, 1997 and 1996 as well as interim procedures for the first three quarters of fiscal year
1998 and through the date of resignation, June 29, 1998, there were no disagreements between Coopers & Lybrand LLP and the Company, with respect to any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedures, which disagreement if not resolved to Coopers
& Lybrand LLP's satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. None of the reportable events discussed in Item 304(a)(1)(v) of Regulation S-K occurred with respect to the Company within the last two fiscal years and the subsequent interim period to date.

     The audit reports of Coopers & Lybrand LLP on the consolidated financial statements of Ross Systems Inc. and subsidiaries as of and for the years ended June 30, 1997 and 1996, did not contain any adverse opinion or disclaimer of opinion nor were they qualified or modified as to any uncertainty, audit scope, or accounting principle.